EXHIBIT B

RESOLUTIONS OF BOARD OF TRUSTEES OF PERMAL HEDGE STRATEGIES FUND

RESOLVED:	That the appropriate officers of the Fund be and they hereby are, and each of them acting individually hereby is, authorized, as determined necessary, to prepare, execute and file with the Securities and Exchange Commission on behalf of the Fund an application pursuant to Section 6(c) of the Investment Company Act of 1940 (the “1940 Act”) for an order granting exemptions as necessary from the provisions of Sections 18(c) and 18(i) of the 1940 Act, and, as determined necessary, pursuant to Section 17(d) of the 1940 Act and Rule 17d-1 thereunder, and any additional exemptions as may be determined as necessary with the advice of counsel (the “Multi-Class Application”), and any amendments thereto in a form satisfactory to such officers, counsel to the Fund and counsel to the Independent Trustees, the execution and filing of such Multi-Class Application and any amendment thereto to be conclusive evidence of the Board of Trustees’ authorization thereof.

RESOLVED:	That the appropriate officers of the Fund be, and each of them hereby is, authorized to take all such action, and to execute and deliver all such instruments and documents, in the name and on behalf of the Fund, and under its corporate seal or otherwise, as shall in his or her judgment be necessary, proper or advisable in order to arrange for the filing of the Multi-Class Application and any amendments thereto, and all related exhibits, on behalf of the Fund, and otherwise to fully carry out the intent and accomplish the purpose of the foregoing, the taking of any such action and the execution and delivery of any such instrument or document by any such officer to be conclusive evidence that the same has been authorized hereby.

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